Exhibit 99.1

LIQTECH AND KAILONG HIGH TECHNOLOGY HAVE ENTERED INTO A BINDING LETTER OF INTENT TO PRODUCE AND SELL SILICON CARBIDE FILTERS IN CHINA

WUXI, China August 25, 2016 /PRNewswire/ – LiqTech International, Inc. (NYSE MKT: LIQT), a clean technology company that manufactures and markets highly specialized filtration products and systems, and Kailong High Technology Co. Ltd. announced today that they have entered into a letter of intent to establish a diesel particulate filter company in China.

The agreement includes a technology transfer fee of $1.5 million which is payable upon achievement of certain milestones, and a royalty of $2.25 per liter of diesel particulate filters (“DPF”), which could generate $2.25 million in royalty revenue in 2018 and $4.5 million in royalty revenue in 2019 if the joint venture company achieves Kailong’s projections. Kailong believes the market potential for high quality emission control systems is significant in China and together with LiqTech, could scale to a capacity of 2 million liters in Silicon Carbide DPF to serve the Chinese and international market. The New China 6 standard for diesel vehicle emissions will likely put China on the forefront of emission standards in the world creating the need for better DPF in China.

LiqTech will own 30% of the company and invest $4 million in the joint venture company over a 2-year period. Kailong will invest a minimum of $2.5 million in LiqTech, conditional to Chinese government approval. In the event that government approval is not obtained, the letter of intent will terminate. In addition, the letter of intent is conditional on execution of definitive agreements.

Zang Zhicheng, Chairman of Kailong, stated, “In the past 15 years, Kailong has established a strong business platform in China for Selective Catalytic Reduction (“SCR”) Systems for the diesel vehicle industry. We have been planning to enter into Silicon Carbide ("SIC”) production and have had serious discussions with companies in Italy, Japan and South Korea. We have ultimately chosen LiqTech as our partner because of its leadership in SIC technology and its extensive knowledge in working with SIC. We believe that not only for the near term opportunity, but also for the future development of industry leading technology, LiqTech is the right partner. Kailong and LiqTech intend to work closely in sharing Kailong’s experience in China and LiqTech’s experience in SIC in developing the DPF market in China.”

Mr. Aldo Petersen, Chairman of LiqTech, noted, “LiqTech has a long history in the DPF Market. The DPF market in China has been in development for a number of years and we are very impressed by the strong focus that the Chinese Government has on Emission Standards. We believe that the DPF market in China will develop rapidly over the next several years, but to be successful, LiqTech believes the right partner is necessary. We believe we have found that partner in Kailong and are very optimistic about the long-term future of the new company. It will take 12-18 months to establish the new facility, but with our current capacity, LiqTech can service Kailong until the new company can service the DPF market in China.”

About Kailong High Technology Co. Ltd

Kailong High Tech was founded in 2001 and is located in Wuxi, the well-known southern city with a three thousand year history.  Kailong is a high tech enterprise providing research and development, production, sales and after-sales service and is the leading unit of the diesel SCR exhausts gas post processing working group of the National Internal Combustion Engine Standardization Technology Committee.

Kailong develops and produces high-tech products for vehicles and off-road diesel engines, including SCR exhaust post processing systems, diesel particulate filters (DPF), CNG/LNG/LPG postprocessors, exhaust treatment devices for tunnel/industrial stoves, vehicle exhaust heating systems, engine smart temperature-control-cooling systems, centralized lubrication systems for passenger-carrying chassis and eddy current retarders. The company also provides system solutions satisfying the discharge standard of European VI for customers.

In addition to its headquarters, the company also owns Kailong Institute of Technology, Kailong Lanfeng New Material Technology Co., Ltd., Jiangsu Kailong Baodun Power Technology Co., Ltd., Changan Branch and Wuxi Kairui Sensor Technology Co., Ltd.  The total investment is RMB 550 million Yuan with more than 1,300 employees.  The company owns 15 accessory centres including Beijing, Shanghai, Chongqing, Dongbei, Weichai and 218 special maintenance service stations.  Recently, the company established cooperative relationships with numerous customers including Weichai, Yuchai, Xichai, Shangchai, Deutz, Cursor, Jiangxi Isuzu Motors, Nanjing IVECO, Yunnei, Quanchai and Shangyihong.

About LiqTech International

LiqTech International, Inc., a Nevada corporation, is a clean technology company that for more than a decade has developed and provided state-of-the-art technologies for gas and liquid purification using ceramic silicon carbide filters, particularly highly specialized filters for the control of soot exhaust particles from diesel engines and for liquid filtration. Using nanotechnology, LiqTech develops products using proprietary silicon carbide technology. LiqTech's products are based on unique silicon carbide membranes, which facilitate new applications and improve existing technologies. In particular, LiqTech Systems A/S (www.provital.dk), the Company's subsidiary, has developed a new standard of water filtration technology to meet the ever-increasing demand for higher water quality. By incorporating LiqTech's SiC liquid membrane technology with its longstanding systems design experience and capabilities it offers solutions to the most difficult water pollution problem.

For more information, please visit www.liqtech.com

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Forward-Looking Statements

This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Contact:

LiqTech International

Aldo Petersen, Chairman

+ 45 2390 0000 ap@liqtech.com

Sune Mathiesen, CEO

+ 45 5197 0908 sma@liqtech.com